Schedule A
Dated January 30, 2016
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Arbitrage Fund	A	1.68%	January 30, 2017
	C	2.43%
	Y	1.43%
	Institutional	1.28%
Touchstone Emerging Markets Equity Fund	A	1.69%	January 30, 2017
	C	2.44%
	Y	1.44%
	Institutional	1.29%
Touchstone Global Real Estate Fund	A	1.39%	January 30, 2017
	C	2.14%
	Y	1.14%
	Institutional	0.99%
Touchstone Merger Arbitrage Fund	A	1.68%	January 30, 2017
	C	2.43%
	Y	1.43%
	Institutional	1.28%
Touchstone Mid Cap Fund	A	1.24%	January 30, 2017
	C	1.99%
	Y	0.99%
	Institutional	0.92%
	Z	1.24%
Touchstone Mid Cap Value Fund	A	1.27%	January 30, 2017
	C	2.02%
	Y	1.02%
	Institutional	0.89%
Touchstone Premium Yield Equity Fund	A	1.20%	January 30, 2017
	C	1.95%
	Y	0.95%
Touchstone Small Cap Fund	A	1.38%	January 30, 2017
	C	2.13%
	Y	1.13%
	Institutional	1.05%

Touchstone Small Cap Value Fund	A	1.38%	January 30, 2017
	C	2.13%
	Y	1.13%
	Institutional	0.98%
Touchstone Total Return Bond Fund	A	0.85%	January 30, 2017
	C	1.60%
	Y	0.60%
	Institutional	0.50%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.69%	January 30, 2017
	C	1.19%
	Y	0.44%
	Z	0.69%
	Institutional	0.39%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:
Steven M. Graziano President

By:
Terrie A. Wiedenheft Chief Financial Officer